Exhibit 21.1 Subsidiaries of the Company

Hartman vREIT XXI Operating Partnership, L.P.
Hartman vREIT XXI Holdings, LLC (a Texas limited liability company)
Hartman Village Pointe, LLC (a Texas limited liability company)
Hartman Richardson Tech Center LLC (a Texas limited liability company)
Hartman Spectrum, LLC (a Texas limited liability company)
Hartman 11211, LLC (a Texas limited liability company)
Hartman 1400 Broadfield LLC (a Texas limited liability company)
Hartman 16420 Park Ten LLC (a Texas limited liability company)
Hartman 7915 FM 1960 LLC (a Texas limited liability company)